Note About Forward-Looking Statements
This report includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward- looking statements may appear throughout this report, including the following sections: “Business” (Part I, Item 1), “Risk Factors” (Part I, Item 1A), and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Part II, Item 7). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward -looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe certain risks and uncertainties that could cause actual results and events to differ materially in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” (Part II, Item 7A). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 21 and elsewhere in this Annual Report. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato Group, Inc.
Overview of Our Business

We are an aviation company advancing the industry with innovative solutions in aviation and on-demand flight access. Historically, we generated revenue through our aircraft ownership program. This program was a focused commercial strategy including deposit products, charter flights, and aircraft management services. Our aviation experience led to the development of our proprietary software. Mission Control drives efficiency across operations and supports operators in managing fractional ownership, charter, and other services. We also have a new patent-pending technology that advances how aircraft generate revenue by repurposing underutilized aircraft resources for cryptocurrency mining. With a commitment to advanced technology and customer-focused solutions, we are building scalable tools to elevate service quality and operational effectiveness in private aviation.
In September 2024, we announced an agreement with flyExclusive, Inc. (“flyExclusive”) to transition the management of our aircraft ownership program fleet operations to flyExclusive. Our management expects that this arrangement will provide substantial cost savings to the Company and allow us to focus on high-growth areas, such as aircraft sales and proprietary software. We will continue to take delivery of new aircraft, including three Gulfstream G280s in 2025. This arrangement is intended to allow the Company to benefit from the margins on aircraft sales without the burden of operational costs.
Since inception, we have been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently.
Financial highlights for the year ended December 31, 2023 include:
•We generated total revenue of $35.6 million a decrease of $46.7 million, or 57%, compared to the year ended December 31, 2022. Revenue from plane sales decreased by $46.3 million, or 68%, during the year ended December 31, 2023, primarily related to lower plane sales;
•We incurred a net loss for continuing operations of $20.6 million for the year ended December 31, 2023, representing a $24.3 million increase in loss over the prior year primarily related to lower plane sales, as described above, and increased costs related to being a publicly traded company and a rapidly scaling business; and
•Adjusted negative EBITDA1 was $32.1 million for the year ended December 31, 2023 compared to adjusted negative EBITDA of $9.0 million for the prior year. The change in adjusted EBITDA was the result of increased costs of being a publicly traded company and a rapidly scaling business, as well as lower plane sales.
Key Factors Affecting Results of Continuing Operations
We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:

Aircraft Deliveries

We rely on aircraft delivery to generate revenue, margin and cash flow for our business. Historical delays in aircraft delivers have negatively impacted our business. We expect to take delivery of three new Gulfstream G280s in 2025 and will benefit from the margins on aircraft sales.
1Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables and related notes below for a reconciliation of Adjusted EBITDA to its most comparable GAAP measure.

Costs and Expense Management

In 2022 and 2023, we invested in the core business systems, processes and people required to safely operate a rapidly growing, publicly traded private aviation company. In September 2024, we announced an agreement with flyExclusive to transition the management of our aircraft ownership program fleet operations to flyExclusive. Our management believes that this strategic transaction will provide substantial cost savings and allow us with the opportunity to focus on our high-growth areas, including aircraft sales. We will continue to take delivery of new aircraft, and these aircraft may become part of flyExclusive’s managed fleet. We will benefit from the margins on aircraft sales without the burden of operational costs.
Economic Conditions

The private aviation industry is volatile and affected by economic cycles and trends. Our financial performance has been susceptible to economically driven changes in demand particularly for our discretionary charter and deposit products. Our cost structure and private aviation demand levels has been greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors.

Results of Operations
Comparison of year ended December 31, 2023 and 2022
The following table sets forth our results of operations for the year ended December 31, 2023 and 2022 (in thousands, except percentages):

	For the Years Ended December 31,		Change In
	2023	2022	$	%
Revenue	$35,573	$82,288	$(46,715)	(57)%

Costs and expenses:
Cost of revenue	30,779	72,327	(41,548)	(57)%
Selling, general and administrative	9,235	6,094	3,141	52%
Total costs and expenses	40,014	78,421	(38,407)	(49)%

Income (loss) from operations	(4,440)	3,867	(8,308)	(215)%

Other income (expenses):
Gain from deconsolidation of investments	—	581	(581)	(100)%
Gain from sale of consolidated entity	387	—	387	100%
Other income	180	15	165	N/M
Loss from change in fair value forward purchase agreement	(13,403)	—	(13,403)	N/M
Interest expense, net	(3,358)	(866)	(2,492)	288%
Other expenses	(16,194)	(270)	(15,924)	N/M

Income (loss) before provision for income taxes	(20,634)	3,597	(24,231)	(674)%
Provision for incomes taxes (benefit)	2	(55)	57	(104)%
Net Income (loss) before non-controlling interest from continuing operations	(20,636)	3,652	(24,288)	N/M
Net loss from discontinued operations	(32,186)	(13,052)	(19,134)	147%
Less: Net Loss attributable to non-controlling interest	—	(33)	33	(100)%
Net Loss attributable to Volato Group, Inc.	$(52,822)	$(9,367)	$(43,455)	464%

Revenue
Revenue decreased by $46.7 million, or 57%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in revenue was primarily attributable to the following changes: (in thousands, except percentages):

	Year Ended December 31,		Change In
	2023	2022	$	%
Aircraft sales	$21,443	$67,695	$(46,252)	(68)%
Managed aircraft	14,107	14,593	(486)	(3)%
Subscription	23	—	23	100%
Total	$35,573	$82,288	$(46,715)	(57)%

The decrease in revenue was the result of a decline in revenue from aircraft sales of $46.3 million, or 68% during the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in aircraft sales primarily the result of lower aircraft delivery in 2023 compared to 2022. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with Volato taking delivery of its first two Elite II model aircraft in fourth quarter 2022. We have orders for four Gulfstream G280 jets and expect delivery of one to two in 2024 and the remaining in 2025. We believe the expected aircraft deliveries will result in higher aircraft sales revenue.
Cost of Revenue

Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales, managed aircraft and subscription based revenue. Aircraft sales cost of revenue is our purchase price of the aircraft. The managed aircraft cost of revenue includes all costs incurred in our managed aircraft including the cost of flight crews, fuel, maintenance, landing and other airport fees. Subscription costs include costs of our proprietary software.

Cost of revenue decreased by $41.5 million, or 57%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in cost of revenue was primarily attributable lower aircraft sales revenue. (in thousands, except percentages):

	Year Ended December 31,		Change In
	2023	2022	$	%
Aircraft sales	$17,765	$58,942	$(41,177)	(70)%
Managed aircraft	12,900	13,384	(484)	(4)%
Subscription	114	—	114	100%
Total	$30,779	$72,326	$(41,547)	(57)%

Selling, general and administrative

Selling, general and administrative expenses increased by $3.1 million, or 52%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase in selling, general and administrative is primarily related to higher salaries of $1.5 million to support the growth in the company, higher professional fees of $1.1 million and professional fees and $0.6 million of advertising and marketing associated with the growth of the Company and becoming a public company.
Gain from sale of consolidated entity

Gain on sale of consolidated entity consists of the gain on the sale of Fly Dreams LLC during 2023. Fly Dreams LLC held the Federal Aviation Agency certificate and conducted air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the PlaneCo’s. On March 3, 2023, the Company transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate.

Gain from sale of equity method investment
Gain on sale of equity method investment consists of the sale of the remaining interest in Volato 239, LLC and re-sold fractions in Volato 149, LLC and Volato 234, LLC.
Loss on change in value of forward purchase agreement

As part of the Business Combination, we entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”). We recorded a fair value adjustment on the Forward Purchase Agreement resulting in a $13.4 million loss on the change in fair value.
Interest Expense
Interest expense primarily consists of interest related to our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $2.5 million, or 288%, during the year ended December 31, 2023 as compared to the year ended December 31, 2022 primarily as a result of an increase in the Shearwater debt facility.
Non-GAAP Financial Measures

Non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about Volato. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in Volato’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently, or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.
Adjusted EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest expense, net, (ii) provision for income taxes (benefit) (iii) depreciation and amortization, (iv) equity-based compensation expense, (v) acquisition, integration, and capital raise related expenses, and (v) other items not indicative of our ongoing operating performance. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.
The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):

	Year Ended December 31,
Adjusted EBITDA	2023	2022
Net income (loss) from continuing operations	$(20,636)	$3,685

Net loss from discontinued operations	(32,186)	(13,052)
Interest expense, net	3,358	866
Provision for income tax expense (benefit)	2	(55)
Loss from change in fair value of forward purchase agreement	13,403	—
Depreciation and amortization	200	162
Equity-based compensation expense	82	17
Net loss attributable to non-controlling interest	—	(33)
Gain from deconsolidation of investments	—	(581)
Gain from sale of consolidated entity	(387)	—
Other income	(180)	(15)
Acquisition, integration, and capital raise related expenses(1)	167	21
Other items not indicative of our ongoing operating performance(2)	4,035	—
Adjusted EBITDA	$(32,142)	$(8,985)

(1)Represents non-capitalizable Business Combination expenses in 2023 and acquisition expenses associated with Gulf Coast Aviation in 2022.
(2)Represents cost incurred related to business realignment.

Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. We additionally manage liquidity through the aircraft sales which provides up front deposits from our customers and aircraft usage. As of December 31, 2023, we had $14.5 million of cash and cash equivalents. During the year ended December 31, 2023, we converted our line of credit from a related party into convertible notes, and therefore have no credit facilities for future borrowings.

During 2023, the pre-business combination Company closed a series of preferred stock subscriptions, raising a total of $24.2 million and converted $38.4 million of convertible promissory notes into shares of the Company’s preferred stock.

Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.
We believe factors that could affect our liquidity include the ability of our OEM partners to meet our delivery schedule and our ability to sell those aircraft, the growth rate of our charter and deposit program flying, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on software development and other growth initiatives, our ability to improve the efficiency of our network flying, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing shareholders will be diluted. The occurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.
We have incurred negative cash flows from operating activities and significant losses from operations historically. We believe our cash on hand, together with our results of operations including our planned sale of aircraft during the year ending December 31, 2024, will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this report.
Cash Flows
The following table summarizes our cash flows for the year ended December 31, 2023, and 2022 and the years ended December 31, 2023 and 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(30,394)	$(21,432)
Net cash provided by investing activities	1,776	5,145
Net cash provided by financing activities	37,461	22,558
Net Increase In Cash and Cash Equivalents and Restricted Cash	$8,843	$6,271
Cash Flow from Operating Activities
Net cash used in operating activities for the year ended December 31, 2023 was $30.4 million. The cash outflow from operating activities consisted of our net loss of $52.8 million, non-cash items of $13.6 million, and a change in net operating assets and liabilities of $8.9 million. The increase in net operating assets and liabilities was primarily as a result of an change in assets and liabilities from discontinued operations of $9.1 million, an increase in customer deposits and deferred revenue of $1.7 million and an increase in accounts payable and accrued liabilities of $2.5 million. This was offset by a decrease in deposits of $3.1 million and a decrease in prepaid and other current assets of $1.6 million.

Net cash used in operating activities for the year ended December 31, 2022 was $21.4 million. The cash outflow from operating activities consisted of our net loss of $9.4 million, non-cash items of $0.1 million, and a change in net operating assets and liabilities of $12.2 million. The decrease in net operating assets and liabilities was primarily as a result of a decrease in deposits of $11.3 million, a decrease in assets and liabilities from discontinued operations of $1.5 million, and a decrease in accounts receivable of $0.5 million. This was offset by an increase in accounts payable and accrued liabilities of $0.7 million and an increase in customer deposits and deferred revenue of $0.6 million.
Cash Flow from Investing Activities
Net cash provided by investing activities for the year ended December 31, 2023 was $1.8 million. The cash flow from investing activities consisted of $0.6 million for capital expenditures, offset by the cash from investing activities of discontinued operations of $2.4 million.
Net cash provided by investing activities for the year ended December 31, 2022 was $5.1 million. In 2022, the cash inflow from investing activities was primarily attributable to $6.6 million from the sale of equity method investments now part of discontinued operations, net of $1.9 million paid for the acquisition of GCA. In addition, we used $0.3 million for capital expenditures.
Cash Flow from Financing Activities
Net cash from financing activities for the year ended December 31, 2023 was $37.5 million. Cash flow from financing activities consisted proceeds of $24.2 million from the sale of preferred stock, $16.7 million from the Business Combination, net of closing costs, $12.7 million from the issuance of convertible notes, $2.5 million in proceeds from the forward purchase agreement and $1 million from our line of credit. This was offset by the payment for a forward purchase agreement of $18.9 and $0.8 million for the payment of a loan.
Net cash provided in financing activities for December 31, 2022 was $22.6 million. In 2022, the cash inflow from financing activities was primarily attributable to $18.9 million of proceeds related to the issuance of convertible notes and $3.7 million of proceeds, net of repayments related to long-term debt.
Sources of Liquidity
To date, we have financed our operations primarily through issuance of preferred interests, cash from operations, borrowings of long-term debt, loans and convertible notes.
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8 million which was set to mature on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.
During the year ended December 31, 2022, the Company did not remit its interest payments in connection with the December 2021 note to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The agreement stipulated that in the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurred and remained uncured beyond the applicable grace period, then the entire unpaid principal balance would bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.
On March 15, 2023, the outstanding balance of the December 2021 note and accrued interest was converted into a convertible note with a principal balance of $6.0 million bearing interest at 4%, maturing on March 31, 2024.
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties.

During the year ended December 31, 2022 and year ended December 31, 2023, we issued a series of convertible notes (“Series CN-001”) with various investors for an aggregate principal amount of $19.1 million. The notes were due and payable at any time on or after December 31, 2023 upon the written demand of the majority holders, which could be extended at the sole election of the Company to December 31, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a five percent (5%) interest per annum. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders. During the year ended December 31, 2023, the Company issued a series of convertible notes (“Series CN-002”) in an aggregate principal amount of $16.4 million, of which $10.4 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see above). The notes (principal and interest) were due and payable at any time on or after March 31, 2024, upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a four percent (4%) coupon per annum effective July 1, 2023. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which $39 million were funded and paid through December 31, 2023, through a credit facility from SAC leasing G 280 for $28.5 million and $10.5 million through cash deposits. The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $12 million.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.
On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) Proof Acquisition Sponsor I, LLC (“PASI”), and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby (a) Volato may issue and sell up to a maximum aggregate of $60.0 million of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share, with $10.0 million of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF Investors, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share (collectively, the “Private Financing”, such agreement, the “Series A Preferred Stock Purchase Agreement”).

During the year ended December 31, 2023 the Company issued Series A-1 Preferred Stock and raised $24.2 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. During 2023, PROOF Acquisition Sponsor I, LLC purchased 1,308,398 shares of Series A-1 Preferred Stock (equal to 1,328,132 shares of Common Stock) and the PROOF.vc SPV purchased 1,102,689 shares of Series A-1 Preferred Stock (equal to 1,119,321 shares of Common Stock, respectively), at a purchase price of $10 per share.
For further information on the credit facilities and promissory notes, see Note 7 “Revolving Loan and Promissory Note – Related Party”, Note 8 “Unsecured Convertible Notes”, and Note 9 “Long Term Note Payable and Credit Facility” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Current Report and our Form 10-Q filed on November 19, 2024.
Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities, operating leases for certain controlled aircraft and the Notes. We have committed to acquire four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which $39 million was funded and paid through December 31, 2023.
Our obligations under our credit facilities and the Notes are described in “—Sources of Liquidity” above. For further information on leases see Note 15 “Commitments and Contingencies” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Current Report and our Form 10-Q filed on November 19, 2024.

Agreement with Vellar
On November 28, 2023, the Company and Vellar entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).
Pursuant to the terms of the Forward Purchase Agreement, Vellar purchased 1.7 million shares of the Company’s Class A common stock (the “Number of Shares”) prior to the closing of the Business Combination from third parties through a broker in the open market.

Pursuant to the Forward Purchase Agreement, Vellar was paid $18.9 million by the Company in connection with its purchase of shares of the Company’s Class A common stock on December 1, 2023.

From time to time and on any date following the Business Combination (any such date, an “OET Date”), Vellar may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”) that specifies the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company shall be entitled to an amount from Vellar, and Vellar shall pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as that term is defined in the Forward Purchase Agreement) in respect of such OET Date. The Reset Price is equal to $10.81, but is subject to reduction upon a Dilutive Offering Reset (as that term is defined in the Forward Purchase Agreement).

Vellar delivered an OET Notice on December 29, 2023, reducing the Number of Shares by 233,646. The Company received a payment of $2.5 million on December 29, 2023 in connection with its delivery of the OET Notice. See also our Form 10-Q filed on November 19, 2024 for additional information.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this Annual Report and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.
Revenue Recognition
We determine revenue recognition pursuant to ASC 606, Revenue from Contracts with Customers, through the following steps:
1.Identification of the contract, or contracts, with a customer.
2.Identification of the performance obligation(s) in the contract.
3.Determination of the transaction price.
4.Allocation of the transaction to the performance obligation(s) in the contract.
5.Recognition of revenue when, or as the Company satisfies a performance obligation.
We generate revenue primarily through three sources (i) selling aircraft, (ii) commercial strategy which includes revenue from flights of deposit product customers and charter flights, and (iii) aircraft management services.

Volato also generates revenues from deposit products and charter flights. Domestic products are complementary set of products available to retail charter customers whereby, the customer pays deposits in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated.
Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato and all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.
Intangible Assets
We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during its fourth quarter on October 1.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

Revenue is recognized when control of the promised service is transferred to our member or the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.
The aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members and subsequently selling an aircraft to the limited liability company. Under the aircraft ownership program, a customer can purchase an ownership share in a limited liability company which permits the owner to participate in the aircraft revenue share.
Each PlaneCo is managed by Volato, Inc. a wholly-owned subsidiary of the Company, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.
Stock-Based Compensation
The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.
The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 12, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.
JOBS Act

We are an “emerging growth company” as defined in the JOBS Act. The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We may remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of our IPO, although circumstances could cause us to lose that status earlier, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately.

Recent Accounting Pronouncements
For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this Annual Report.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel.
Interest Rates
We are subject to market risk associated with changing interest rates on certain of our credit facilities, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.
Aircraft Fuel
We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the year ended December 31, 2023 represented 5.2% of our total cost of revenue. Aircraft fuel expense for the year ended months December 31, 2022 represented 2.9% of our total cost of revenue.
Based on our second quarter 2023 fuel consumption, a hypothetical 10.0% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $0.2 million and $0.2 million for the year ended December 31, 2023 and year ended December 31, 2022, respectively.
We do not purchase or hold any derivative instruments to protect against the effects of changes in fuel. See “Risk Factors — Risks Relating to Volato’s Business and Industry - Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.” for additional information.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
VOLATO GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Volato Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Volato Group, Inc. and Subsidiaries (the Company) as of December 31, 2023, and 2022 and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations, during the year ended December 31, 2023, and has limited positive working capital at December 31, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2022.
Encino, California
March 25, 2024, except for Note 20, as to which the date is January 10, 2025.

VOLATO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value amounts)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$14,486	$5,777
Accounts receivable, net	442	738
Deposits	25,125	833
Prepaid expenses and other current assets	1,873	240
Current assets of discontinued operations	4,572	3,114
Total current assets	46,498	10,701

Property and equipment, net	846	348
Deposits	15,250	11,998
Forward purchase agreement	2,982	—
Restricted cash	2,237	2,102
Intangibles, net	1,391	1,615
Goodwill	635	635
Assets of discontinued operations	1,873	2,858
Total assets	$71,712	$30,257

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$4,255	$2,031
Loan from related party	1,000	5,150
Convertible notes, net	—	18,844
Merger transaction costs payable in shares	4,250	—
Credit facility and other loans	20,107	57
Customer deposits and deferred revenue	2,831	1,099
Current liabilities for discontinued operations	15,194	2,980
Total current liabilities	47,637	30,160

Deferred income tax liability	305	305
Credit facility, non-current	8,054	4,170
Liabilities from discontinued operations	965	1,291
Total liabilities	$56,961	$35,926
COMMITMENTS AND CONTINGENCIES (Note 18)

Shareholders’ equity (deficit):
Common Stock Class A, $0.0001 par value; 80,000,000 authorized; 28,043,449 and 11,268,877 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3	1
Additional paid-in capital	78,410	5,185
Stock subscriptions receivable	—	(15)
Accumulated deficit	(63,662)	(10,840)
Total shareholders’ equity (deficit) attributable to Volato Group, Inc.	14,751	(5,669)
Total shareholders’ equity (deficit)	14,751	(5,669)
Total liabilities and shareholders’ equity (deficit)	71,712	$30,257
The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)

	For the Years Ended December 31,
	2023	2022
Revenue	$35,573	$82,288

Costs and expenses:
Cost of revenue	30,779	72,327
Selling, general and administrative	9,235	6,094
Total costs and expenses	40,014	78,421

Income (loss) from operations	(4,440)	3,867

Other income (expenses):
Gain from deconsolidation of investments	—	581
Gain from sale of consolidated entity	387	—
Gain from sale of equity-method investment	—	—
Other income	180	15
Loss from change in fair value forward purchase agreement	(13,403)	—
Interest expense, net	(3,358)	(866)
Other expenses	(16,194)	(270)

Income (loss) before provision for income taxes	(20,634)	3,597
Provision for incomes taxes (benefit)	2	(55)
Net Income (loss) before non-controlling interest from continuing operations	(20,636)	3,652
Net loss from discontinued operations	(32,186)	(13,052)
Less: Net Loss attributable to non-controlling interest	—	(33)
Net Loss attributable to Volato Group, Inc.	$(52,822)	$(9,367)

Basic and Diluted net income (loss) per share
Net income (loss) per share from continuing operations, basic	$(1.35)	$0.32
Net income (loss) per share from continuing operations, diluted	$(1.35)	$0.30
Net income (loss) per share from discontinued operations, basic	$(2.11)	$(1.16)
Net income (loss) per share from discontinued operations, diluted	$(2.11)	$(1.16)
Net income (loss) per share, basic	$(3.46)	$(0.83)
Net income (loss) per share, diluted	$(3.46)	$(0.83)

Weighted average common share outstanding:
Basic	15,245,004	11,268,879
Diluted	15,245,004	11,989,758

The accompanying notes are an integral part of these consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands, except shares)

	Series Seed Convertible Preferred Stock		Class A Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2021	3,981,236	$4	7,120,208	$7	$5,124	$(50)	$(1,473)	$4,298	$7,910
Retroactive application of conversion of Series Seed to Class A Common Stock	-3,981	(4)	4,041,282	—	4	—	—	—	—
Retroactive application of recapitalization (note 1)	—	—	107,387	(6)	6	—	—	—	—
Balance as of December 31, 2021, As adjusted	—	—	11,268,877	1	5,134	(50)	(1,473)	4,298	7,910
Cash collected from subscription receivable	—	—	—	—	—	35	—	—	35
Stock-based compensation	—	—	—	—	17	—	—	—	17
Change in ownership interest in former subsidiary	—	—	—	—	34	—	—	—	34
Deconsolidation of former subsidiaries							—	(4,265)	(4,265)
Net loss	—	—	—	—	—	—	(9,367)	(33)	(9,400)
Balance December 31, 2022	—	$—	11,268,877	$1	$5,185	$(15)	$(10,840)	$—	$(5,669)

	Series Seed Convertible Preferred Stock		Class A Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Deficit	Non- controlling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance December 31, 2022	0	$—	11,268,877	$1	$5,185	$(15)	$(10,840)	$—	$(5,669)
Cash collected from subscription receivable	0	—	0	—	—	15	—	—	15
Stock-based compensation	0	—	0	—	82	—	—	—	82
Issuance of common stock to employees	0	—	9,441	—	94	—	—	—	94
Reverse recapitalization, net of transaction costs	0	—	8,650,969	1	10,461	—	—	—	10,462
Exercise of stock options	—	—	207,341	0	23	—	—	—	23
Issuance of preferred Series A-1 shares, converted to Class A common stock following business combination	—	—	2,447,453	0	24,204	—	—	—	24,204
Issuance of preferred Series A-2 and A-3 shares from conversion of notes payable, converted to Class A common stock following business combination	—	—	5,459,368	1	38,361	—	—	—	38,362
Net loss	0	—	0	—	—	—	(52,822)	—	(52,822)
Balance December 31, 2023	0	—	28,043,449	3	78,410	—	(63,662)	—	14,751
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Years ended December 31,
	2023	2022
Operating activities:
Net income (loss) from continuing operations	$(20,636)	$3,652
Net loss from discontinued operations	$(32,186)	$(13,052)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	200	162
Stock compensation expense	82	17
Fair value of common stock issued to employees	94	—
Gain from sale of equity-method investments	—	—
Gain from sale of consolidated entity	(387)	—
Gain (loss) from equity-method investments	—	—
Deferred income tax benefit	—	(80)
Amortization right-of-use asset	—	—
Amortization of debt discount	183	42
Change in fair value forward purchase agreement	13,403	—
Changes in assets and liabilities:
Accounts receivable	296	(488)
Prepaid and other current assets	(1,589)	(120)
Deposits	(3,104)	(11,273)
Account payable and accrued liabilities	2,450	676
Operating lease liability	—	—
Customers’ deposits and deferred revenue	1,733	553
Change in assets and liabilities from discontinued operations	9,067	(1,521)
Net cash used in operating activities	(30,394)	(21,432)
Investing activities:
Cash payment for property and equipment	(637)	(259)
Proceeds from sale of interest in equity-method investment		—
Payment for acquisition of GCA	—	(1,850)
Payment for the purchase of equity-method investments		—
Proceeds from the sale of consolidated entity		—
Cash obtained from acquisition of GCA	—	679
Cash from investing activities of discontinued operations	2,413	6,575
Net cash provided by investing activities	1,776	5,145
Financing activities:
Proceeds from lines of credit	1,000	4,950
Repayments of lines of credit	—	(5,800)
Collection on subscription receivable	15	35
Proceeds from issuance of convertible notes	12,670	18,879
Purchase of forward purchase agreement	(18,911)	—
Proceeds from forward purchase agreement	2,525	—
Proceeds from other loans	—	4,500
Repayment on loans	(787)	(6)
Proceeds from business combination	19,081	—
Business combination closing costs	(2,359)	—
Proceeds from the sale of preferred stock	24,204	—
Proceeds from exercise of stock options	23	—
Net cash provided by financing activities	37,461	22,558
Net increase in cash	8,843	6,271
Cash and restricted cash, beginning of year	7,879	1,608

Cash and restricted cash, end of period	$16,722	$7,879
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,268	$61
Cash paid for income taxes	—	—
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposits	24,000	—
Conversion of line of credit to convertible note with related party	6,001	—
Original debt discount	230	—
Conversion of preferred stock to common stock class A	62,565	—
Merger transaction cost payable in stock	4,250	—
Liabilities assumed in merger transaction unpaid at 12/31/2023	1,722	—
Initial recognition of right-of-use asset	—	1,612
Fair value adjustment to equity-method investment upon deconsolidation	—	—
Acquisition of vehicle – direct finance	—	63
The accompanying notes are an integral part of these audited consolidated financial statements.

VOLATO GROUP, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Volato Group, Inc. (“we”, “us”, “the Company”, or “Volato”) is a private aviation company founded in January 2021. That year, we entered the private jet charter and fractional ownership market with our Part 135 HondaJet ownership program, taking delivery of our first jet in August 2021 and completing our first Part 135 charter flight in October of 2021. The HondaJet is manufactured by Honda Aircraft Company (“Honda”). We took delivery of three HondaJets in 2021. In 2022, we continued to build our fleet of HondaJets. In March 2022, we acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. This acquisition added personnel and facilities to support managed aircraft, sales, maintenance, and other operational functions. Also in March 2022, we placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In August of 2022, we launched the Volato Stretch jet card, a differentiated jet card product that provides flight credits for customer itinerary flexibility. In December of 2022, we signed a letter of intent for a multi-year fleet purchase of HondaJets with Honda. In January 2023, we launched our automated dynamic pricing tool for the general charter market. In March of 2023, we introduced the Insider Program, a deposit program for our charter services featuring HondaJet pricing caps in certain geographical areas. In May 2023, we and Honda executed a firm order for 23 HondaJets to be delivered in 2023 through 2025.
On December 1, 2023, Volato, Inc. (“Legacy Volato”), a Georgia corporation, PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), consummated the previously announced Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Legacy Volato was effected through the merger of Merger Sub with and into Legacy Volato, with Legacy Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.”.

Legacy Volato was deemed the accounting acquirer in the business combination. This determination was primarily based on Legacy Volato’s stockholders prior to the business combination having a majority of the voting power in the combined company, Legacy Volato having the ability to appoint a majority of the board of directors of the combined company (the “Board”), Legacy Volato’s existing management comprising the senior management of the combined company, Legacy Volato comprising the ongoing operations of the combined company, Legacy Volato being the larger entity based on historical revenues and business operations, and the combined company assuming Legacy Volato’s name.

Accordingly, for accounting purposes, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization. Under this method of accounting, PACI who was the legal acquirer, is treated as the “acquired” company (“accounting acquiree”) for financial reporting purposes. The net assets of PACI are stated at historical cost, with no goodwill or other intangible assets recorded. The equity structure has been restated in all comparative periods up to the closing date to reflect the number of shares of the Company’s Common Stock, $0.0001 par value per share, issued to Legacy Volato stockholders in connection with the business combination.

As such, the shares and corresponding capital amounts and earnings per share related to Legacy Volato’s common stock prior to the business combination have been retroactively restated as shares reflecting the exchange ratio of approximately 1.01508 pursuant to the terms of the business combination. Legacy Convertible Preferred Stock was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Going concern, liquidity, and capital resources
The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $53 million for the year ended December 31, 2023 and has an accumulated deficit of approximately $64 million as of December 31, 2023. Net cash used in operating activities for the year ended December 31, 2023, was approximately $30 million.

These above matters raise substantial doubt about the Company's ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of financial instruments including debts or equity, extend the use of its line of credit and the sale of aircraft at a premium to cost.
The Company also has the ability to reduce cash burn to preserve capital. Accordingly, management believes that its current cash position, along with its anticipated revenue growth and proceeds from future debt and/or equity financings, when combined with greater fleet utilization and prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date these financials are available.
There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.
Basis of presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
Reclassifications
Certain amounts in 2022 have been reclassified to conform with the current year’s presentation.
Principles of Consolidation
The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Volato, Inc., a company incorporated in the State of Georgia, Gulf Coast Aviation, Inc. renamed Volato Aircraft Management Service (“VAMS”), a company incorporated in the State of Texas, GC Aviation, Inc., a company incorporated in the State of Texas, Fly Vaunt, LLC, a company incorporated in the State of Georgia, and Fly Dreams LLC, until March 3, 2023.
The Company’s consolidated subsidiaries were as follows:

Name of Consolidated Subsidiaries or Entities	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Volato, Inc. (Legacy Volato)	Georgia	100%
Gulf Coast Aviation, Inc., renamed Volato Aircraft Management Service	Texas	100%
G C Aviation, Inc.	Texas	100%
Fly Vaunt, LLC	Georgia	100%
Fly Dreams, LLC (until March 3, 2023)	Georgia	100%
One of the components of the Company’s business model includes the sale of aircraft and ownership program. The aircraft ownership program is a model whereby the Company sells each fleet aircraft to a limited liability company, which was previously referred to as “PlaneCo”. The PlaneCo, which is owned by third-party owners, leases the aircraft back to the Company for management and charter operations on behalf of the LLC under 14 C.F.R. Part 135 certificate.

The Company does not hold any controlling interest in any PlaneCo as of December 31, 2023, and 2022. Each PlaneCo is set up to acquire and own one aircraft pursuant to the HondaJet aircraft purchase agreement executed with the Company.

Each PlaneCo is managed by PDK Management LLC until June 2023, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement, and by Volato, Inc starting in July 2023.

On March 11, 2022, the Company executed a stock purchase agreement pursuant to which the Company acquired all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1.85 million. Gulf Coast Aviation, Inc., is the owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder.

Fly Dreams holds the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the PlaneCo’s. On March 3, 2023, Legacy Volato transferred its Fly Dreams LLC operation to GCA and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. Legacy Volato now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550 thousand, which resulted in the recognition of $387 thousand in gain, which is presented in other income (expense) in the consolidated statement of operations for the year ended December 31, 2023.
The Company does not hold any controlling interest in any limited liability companies as of December 31, 2023 and 2022. The Company only holds de minimis interest in one and two PlaneCos as of December 31, 2023 and 2022, respectively.
Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:
•Useful lives of property, plant, and equipment.
•Assumptions used in valuing equity instruments.
•Deferred income taxes and related valuation allowance.
•Assessment of long-lived assets impairment.
•Assumptions used in the valuation of the forward purchase agreement
Cash and restricted cash

Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2023 and 2022, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $2.24 million and $2.10 million of restricted cash at December 31, 2023, and 2022, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.
Investment - Equity Method
The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reported under other income (expense) in the consolidated statement of operations. The Company periodically reviews its investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

As of December 31, 2023, the only equity-method investment was Volato 158 LLC with a 3.13% equity interest. As of December 31, 2022, the only equity-method investments were Volato 239 LLC with a 18.75% equity interest and Volato 158 LLC with a 3.13% equity interest. As of December 31, 2023 and 2022, management believes the carrying value of its equity method investments was recoverable in all material respects and is included in assets of discontinued operations.
Accounts Receivable

Accounts receivables are reported on the consolidated balance sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macro-economic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Balances that are still outstanding after management has used reasonable collection efforts are written off. The Company reviews its allowance for credit losses on a quarterly basis

The Company recognized approximately $106 thousand and $5 thousand of bad debt expense during the years ended December 31, 2023 and 2022, respectively.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:

Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years
Computer Software Development
Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.
The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company determined that there were approximately $323 thousand and $114 thousand of internal software development costs incurred during the year ended December 31, 2023 and 2022, respectively. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.
Website development cost
The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized approximately $241 thousand and $114 thousand of website development costs during the year ended December 31, 2023 and December 31, 2022, respectively. The Company recognized approximately $56 thousand and $14 thousand of amortization expense during the year ended December 31, 2023 and December 31, 2022, respectively.
Valuation of Long-Lived Assets:
In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the years ended December 31, 2023 and 2022.
Fair value of financial instruments
The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company measures fair value under a framework that utilizes a hierarchy prioritizing the inputs to relevant valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used in measuring fair value are:

▪Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company as the ability to access.
▪Level 2: Inputs to the valuation methodology include:
•Quoted prices for similar assets or liabilities in active markets.
•Quoted prices for identical or similar assets or liabilities in inactive markets.
•Inputs other than quoted prices that are observable for the asset or liability.
•Inputs that are derived principally from or corroborated by observable market date by correlation or other means; and
•If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
▪Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value of the Company’s recorded forward purchase agreement (“FPA”) is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Monte Carlo simulation model was used to determine the fair value. The Company records the forward purchase agreement at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operation.

The following table presents balances of the forward purchase agreement with significant unobservable inputs (Level 3) as of December 31, 2023, in thousand:

	Fair Value Measurements as of December 31, 2023 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Forward Purchase Agreement	$—	$—	$2,982	$2,982
Total	$—	$—	$2,982	$2,982

The following table presents changes of the forward purchase agreement with significant unobservable inputs (Level 3) for the year ended December 31, 2023, in thousand:

Forward Purchase Agreement
Balance December 31, 2022	$—
Cash funded	18,911
Proceeds	(2,525)
Change in fair value	(13,403)
Balance December 31, 2023	$2,983

The Company measures the forward purchase agreement using a Monte Carlo simulation valuation model using the following assumptions:

For the Year Ended December 31, 2023
Volume Weighted average stock price ("VWAP")	$3.82
Initial Price	$10.81
Expected Volatility	87.0%
Term	1.92
Risk-free Rate	4.2%

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits, and members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s line of credit, convertible notes and other promissory notes approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at December 31, 2023 and 2022.
Commitments and contingencies
The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.
Revenue recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:
1.Identification of the contract, or contracts, with a customer.
2.Identification of the performance obligation(s) in the contract.
3.Determination of the transaction price.
4.Allocation of the transaction to the performance obligation(s) in the contract.

The Company generates revenue primarily through three sources: (i) the sale of aircraft, (ii) aircraft management services, and (iii) subscription revenue. Items related to our aircraft ownership program fleet are now included in discontinued operations while our managed fleet services remain in continuing operations. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers.

Aircraft sales only requires the delivery of the aircraft.

Volato also generates revenues from charter flights for owners, deposit products, retail customers and wholesale charter brokers. Deposit products are a complementary set of products available to retail charter customers whereby the customer makes a deposit in exchange for certain charter product offerings of the Company to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. The contracts generally consist of one performance obligation and revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated. The Company’s contract for charter services outlines the transaction price in advance. Non-owner flights typically require payment in advance. Other charter services are due upon completion of the services. The contracts include cancellation penalty charges as a percentage of the original flight based on the time of cancellation and the type of flight. Itinerary changes may result in a price change prior to the occurrence of the flight. If the total flight itinerary cannot be completed due to any reason (other than customer cancellation or no show), the charter customer is responsible for only the portion of the itinerary that can be completed, and any advance payment is refunded. The charter flights for our aircraft ownership program fleet is now included in discontinued operations.

The Company’s aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to the Company plus all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services consist of one performance obligation to provide management airplane management services. Revenue is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services. Revenue recognized over time was $5.0 million and $2.3 million for the year ended December 31, 2023 and 2022, respectively. All other revenue was recognized upon the transfer of control of the promised services.

The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.

In accordance with ASC 606, contract assets are to be recognized when an entity has the right to receive consideration in exchange for goods or services that have been transferred to a customer. Also, in accordance with ASC 606, contract liabilities are to be recognized when an entity is obligated to transfer goods or services for which consideration has already been received. The Company recognizes contract liabilities for any advance payments from customers primarily associated with its deposit products and charter flights as well as aircraft management services revenue streams. Deposits that are provided under the Company’s Insider Membership program or the Company’s Stretch Card agreements are treated as contract liabilities when the funds are received and are reduced as the flights are utilized. Any deposits that are not utilized over the 24-month term of the agreements, which end upon being forfeited if the agreements are not renewed, would be recognized as revenues at the time they are forfeited. Occasionally, we offer credits to customers of the Company’s Insider and Stretch Card agreements in excess of the cash deposit received as an incentive offering. These credits are non-refundable and are recorded as a contract liability until they are either used or expired. This is now included as part of discontinued operations. The Company does not offer their customer a significant financing component as part of the arrangement because the period between the transfer of service to a customer and when the customer pays for the service is one year or less or the timing and the transfer of the services is at the discretion of the customer.

Contract liabilities consist of the aircraft deposits referred to above. Total contract liabilities were $2.8 million and $1.1 million as of December 31, 2023 and 2022, respectively.

The Company has generated $35.6 million and $82.3 million of revenue during the year ended December 31, 2023 and 2022, respectively The revenue is broken down as follows in thousands:

	2023	2022
Aircraft sales	$21,443	$67,695
Managed aircraft	14,107	14,593
Subscription	23	—
Total	$35,573	$82,288
Income taxes
The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.
The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.
Stock-based compensation

The Company accounts for equity-based compensation using the fair value method as set forth in the ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards based on estimated fair values. This method requires companies to estimate the fair value of stock-based compensation on the date of grant using an option pricing model. The Company estimates the fair value of each equity-based payment award on the date of grant using the Black-Scholes pricing model.

The Black-Scholes model determines the fair value of equity-based payment awards based on the fair value of the underlying common stock on the date of grant and requires the use of estimates and assumptions, including the fair value of the Company’s common stock, exercise price of the stock option, expected volatility, expected life, risk-free interest rate and dividend rate. The Company estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options; it is not practical for the Company to estimate its own volatility due to the lack of historical prices. The expected term of the options is determined in accordance with existing equity agreements as the underlying options are assumed to be exercised upon the passage of time. The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected life of the awards. The expected dividend yield is zero as the Company does not anticipate paying any recurring cash dividends in the foreseeable future. The Company accounts for forfeitures as they occur.
Net loss per share
The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the year ended December 31, 2023, include stock options and convertible debt.
The Company has 2,369,169 and 2,507,618 outstanding stock options to purchase an equivalent number of common stock at December 31, 2023, and 2022, respectively.

The Company also has 29,026,000 outstanding warrants to purchase an equivalent number of shares of common stock as of December 31, 2023 at a weighted average strike price of $11.50. No warrants were issued and outstanding as of December 31, 2022.
Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.
Intangible Assets

Intangible assets other than goodwill consists of acquired finite-lived customer relationships and acquired indefinite-lived Part 135 air carrier certificate. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows.

The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the years ended December 31, 2023 and 2022, there was no impairment loss recognized for the intangible assets.
Goodwill
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.
If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter on October 1. There was no impairment of goodwill for the year ended December 31, 2023 and 2022.

Segment Reporting

The Company identifies operating segments as components of the Company. for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

Cost of revenue

Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales, managed aircraft and subscription based revenue. Aircraft sales cost of revenue is our purchase price of the aircraft. The managed aircraft cost of revenue includes all costs incurred in our managed aircraft including the cost of flight crews, fuel, maintenance, landing and other airport fees. Subscription costs include costs of our proprietary software.

Advertising Costs
Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $2.85 million and $405 thousand for the years ended December 31, 2023 and 2022, respectively and includes both continuing and discontinued operations.
Variable Interest Entity (VIE) Accounting
The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

Each PlaneCo is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement until July 2023. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo. The Company did not consolidate any variable interest entities as of December 31, 2023 and 2022.

Leases
ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the Financial Account Standard Board “FASB” issued Accounting Standards Update “ASU” 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which modifies the disclosure and presentation requirements of reportable segments. The amendments in the update require the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker “CODM” and included within each reported measure of segment profit and loss. The amendments also require disclosure of all other segment items by reportable segment and a description of its composition. Additionally, the amendments require disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.
NOTE 3 – BUSINESS COMBINATION

As discussed in Note 1, on December 1, 2023, the Company consummated the business combination pursuant to the merger agreement. The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Proof Acquisition Corp I or PACI, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization.

Upon the closing, holders of Legacy Volato common stock received shares of Common Stock of Volato Group, Inc. in an amount determined by application of the exchange ratio of approximately 1.01508 (the “exchange ratio”). For periods prior to the business combination, the reported share and per share amounts have been retroactively converted by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the business combination are those of Legacy Volato.

In connection with the business combination, approximately $5.7 million of transaction related expenses and other costs were incurred.

NOTE 3 – BUSINESS COMBINATION – (CONTINUED)
The following table reconciles the elements of the business combination to the consolidated statement of cash flows and the consolidated statement of changes in equity:

(In thousands)	Year Ended December 31, 2023
Cash - PACI trust and cash (net of redemptions)	$19,081
Gross Proceeds	$19,081
Less Transaction related expenses and other costs	(6,898)
Less Net liabilities assumed from PACI	(1,722)
Net proceeds from the business combination	$10,461

The number of shares of Common Stock outstanding immediately following the closing was as follows:

Class A Common Stock
PACI public shareholders	1,767,390
PACI's sponsors	6,883,579
Company's employees	9,441
Legacy Volato shareholders (1)	7,434,936
Legacy Volato Series Preferred investors	11,948,103
Total shares of Common Stock immediately after closing	28,043,449

(1) The number of Legacy Volato shares was determined from the shares of Legacy Volato shares outstanding immediately prior to the closing converted at the exchange ratio of approximately 1.01508.

NOTE 4 – BUSINESS ACQUISITION
On March 11, 2022, the Company executed a stock purchase agreement with Stephen and Deborah Holmes for the purchase of all of the issued and outstanding equity shares of Gulf Coast Aviation, Inc. for a total cash consideration of $1.85 million.
GCA was originally formed in the State of Texas on April 18, 1997. GCA, through its wholly owned subsidiary, holds an air carrier operation certificate issued by the Federal Aviation Administration (“FAA”) under 14 C.F.R parts 119 and 135 of the Federal Aviation Regulations (“FAR”). GCA provides ad-hoc charter flights and manages aircraft for owners in the private aviation industry. GCA generates revenue from the management and chartering of aircraft.

Legacy Volato accounted for this transaction as a business combination under ASC 805. Accordingly, the assets acquired, and the liabilities assumed were recorded at their estimated fair value as of the closing date of the acquisition. Goodwill from the acquisition principally relates to the qualified workforce and potential synergy, as well as the excess value of identified net assets over the fair value of assumed liabilities. Since this transaction was a stock acquisition, the goodwill is not tax deductible.
Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can impact the Company’s consolidated financial statements. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows, the discount rates, and the customer attrition rate.

The acquisition-date fair value of the consideration transferred is as follows, in thousand:

March 11, 2022
Cash	$1,850
Other consideration transferred	—
Purchase price	$1,850
The following is a purchase price allocation as of the March 11, 2022, acquisition date, in thousands:

March 11, 2022
Cash	$679
Accounts receivable	247
Other current assets	45
Fixed Assets	5
Certificate	1,200
Customer Relationships	301
Deferred tax liability	(385)
Accounts Payable and Accrued Expenses	(877)
Net Assets Acquired	$1,215
Goodwill	635
Total consideration	$1,850

Acquired tangible net assets were valued at estimates of their current fair values. Acquired intangible assets consisted of a Part 135 aircraft certificate valued at $1.20 million and customer relationships valued at $301 thousand (note 6). Customer relationship fair value was determined based on management’s estimates of projected after tax net operating profit from existing customers discounted to present value based on expected attrition rate of existing customers. The fair value of the certificate was estimated by management based on selling price of comparable certificates, adjusted as deemed appropriate. The Company did not recognize any impairment to the acquired goodwill for the years ended December 31, 2023, and 2022.
NOTE 5 – INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT

Pursuant to the Initial Public Offering (“IPO”) in December of 2021, Proof Acquisition Corp I or PACI sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 18). At the effective date of the merger on December 1, 2023, 1,767,390 shares were outstanding and not redeemed and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.

At the time of the merger, 6,883,579 founders’ shares (formerly PACI’s Class B common stock shares) were also outstanding and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.

Simultaneously with the closing of the IPO in 2021, PACI consummated the private sale to the Sponsor and BlackRock of an aggregate of 15,226,000 private placement warrants. Each private placement warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. These warrants are outstanding as of December 31, 2023.

NOTE 6–INTANGIBLES
Finite-Lived Intangible Assets
The following is a summary of finite-lived intangible assets as of December 31, 2023 and 2022, in thousand:

	December 31, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(110)	$191
	$301	$(110)	$191

	December 31, 2022
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(49)	$252
	$301	$(49)	$252

Intangible asset amortization expense was $61 thousand and $49 thousand for the year ended December 31, 2023 and 2022, respectively.
As of December 31, 2023, future amortization expense is expected to be as follows, in thousand:

Fiscal years ending December 31,	Amount
2024	$60
2025	60
2026	60
2027	11
$191
Indefinite - Lived Intangible Assets
The following table summarizes the balances as of December 31, 2023 and 2022, of the indefinite-lived intangible assets, in thousand:

	December 31, 2023	December 31, 2022
Intangible asset - Part 135 certificate	$1,200	$1,363

The FAA Part 135 certificate for a total amount of $1.2 million relates to the certificate acquired from the GCA acquisition.
During the year ended December 31, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163 thousand, for a selling price of $550 thousand, which resulted in a gain in the amount of $387 thousand, which was reported in other income in the consolidated statement of operations for the year ended December 31, 2023. The Company did not recognize any impairment of the Part 135 certificates as of December 31, 2023, and 2022.

NOTE 7 – MERGER TRANSACTION COSTS PAYABLE

NOTE 7 - MERGER TRANSACTION COSTS PAYABLE

Merger transaction cost payable consist of the following as of December 31, 2023 and 2022, in thousand:

	December 31, 2023	December 31, 2022

Transaction costs payable in common stock	$4,250	$—
Total	$4,250	$—

In connection with the business combination, the Company entered into three agreements (the “Agreements”) with financial institutions, in which a success fee in the aggregate amount of $4.25 million will be paid by the Company to the financial institutions in case the Company consummates the acquisition. The success fees, or portion thereof, are to be paid in the Company’s shares of common stock.

ASC 480 Distinguishing Liabilities From Equity requires liability classification for all instruments that embodies an unconditional obligation that the Company must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely on a fixed monetary amount know at inception. As a result, the Company classified such liability in current liabilities as of December 31, 2023. Subsequent to December 31, 2023, the Company issued an aggregate number of 1,208,543 shares of Class A common stock in full settlement of such liability (see note 20).

NOTE 8 – FORWARD PURCHASE AGREEMENT

On November 28, 2023, PACI, the Company (PACI is referred to as the counterparty prior to the closing while the Company is referred to as the counterparty after the closing) and Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).

Pursuant to the terms of the Forward Purchase Agreement, the Seller intends, but is not obligated, to purchase prior to the closing up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares subject to a Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.

The Forward Purchase Agreement provides that the Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the closing date to holders of its common stock who exercised their redemption rights in connection with the business combination (the “Initial Price”).

From time to time and on any date following the business combination, the seller may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty that specifies the quantity by which the number of shares shall be reduced.

The valuation date (the “Valuation Date”) for the Forward Purchase Agreement will be the earliest to occur of (a) the date that is 24 months after the closing date, (b) the date specified by seller in a written notice to be delivered to the counterparty at seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP (“Volume Weighted Average Price”) trigger event (defined when the VWAP price, for any twenty trading days during a thirty consecutive trading-day period, is below $1.00 per share) (x) a delisting event, or (y) a registration failure and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion.

On the Cash Settlement Payment Date, which is the 70th trading day immediately following the Maturity Date, Seller shall pay the Company a cash amount equal to (1) the number of shares as of the valuation date multiplied by (2) the closing price of the Shares on the business day immediately preceding the valuation date.

In all other cases, the Seller shall pay the Company a cash amount equal to (1) the number of shares as of the valuation date multiplied by the VWAP Price over the valuation period less (2) the settlement amount adjustment.

The settlement amount adjustment is equal to the product of (1) (a) the maximum number of Shares less (b) any terminated shares as of the valuation date, multiplied by (2) $1.50.

During the year ended December 31, 2023, the Company paid an aggregate amount of approximately $18.9 million. The Company collected $2.4 million in December 2023, and recognized a loss on the change in fair value of the forward purchase agreement in the aggregated amount of $13.4 million, which was reported in other expenses in the consolidated statement of operations for the year ended December 31, 2023.

NOTE 9– FIXED ASSETS
Fixed assets consist of the following at December 31, 2023 and 2022, in thousand:

	December 31, 2023	December 31, 2022
Machine and equipment	$191	$173
Automobiles	102	63
Website development costs	290	49
Computer and office equipment	11	8
Software development costs	437	114
	1,031	407
Less accumulated depreciation	(185)	(59)
	$846	$348
During the years ended December 31, 2023 and 2022, the Company recognized $140 thousand and $112 thousand of depreciation, respectively.

NOTE 10 – DEPOSITS
Deposits for continuing operations consist of the following at December 31, 2023 and 2022, in thousand:

	December 31, 2023	December 31, 2022
Deposits on aircraft	$40,300	$12,831
Other deposits	75	0
Total deposits	$40,375	$12,831
Less current portion	(25,125)	(833)
Total deposits, non-current	$15,250	$11,998

Below is a breakdown of the deposits on aircraft as of December 31, 2023 and 2022, in thousand:

	December 31, 2023	December 31, 2022
Gulfstream aircraft deposits	$39,000	$11,998
Honda aircraft deposits	1,300	833
Total deposits on aircraft	40,300	$12,831
Less current portion	$(25,050)	(833)
Total deposits on aircraft non-current	15,250	$11,998
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79 million with expected delivery throughout fiscal year 2025.

During the year ended December 31, 2023, the Company funded an additional amount of $27 million, of which $24 million was funded through the SAC Leasing G280 line of credit and $3 million paid directly by the Company. During the year ended December 31, 2022, the Company funded $12 million pursuant to the terms of the executed purchase agreements, of which $4.5 million was funded through SAC leasing G 280 Line of credit.

The Company funded an aggregate amount of $39 million and $12 million towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of December 31, 2023, and December 31, 2022, respectively.
HondaJet
The Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1.3 million and $0.8 million of deposits for aircraft not yet delivered at December 31, 2023 and December 31, 2022, respectively.
During the year ended December 31, 2023, the Company took delivery of three aircraft for a purchase price of $17.9 million.
In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025.

NOTE 11 – EQUITY-METHOD INVESTMENT
The Company has the following equity method investments at December 31, 2023 and December 31, 2022, in thousand, which are included in discontinued operations:

	December 31, 2023	December 31, 2022
Investment in Volato 158 LLC	$154	$152
Investment in Volato 239 LLC	—	1,007
	$154	$1,159
The Company has one equity-method investment as of December 31, 2023: Volato 158 LLC, with a membership interest of 3.125%.
The Company had the following two equity-method investments as of December 31, 2022: Volato 158 LLC, Volato 239 LLC, with a membership interest of 3.125% and 18.75%, respectively.
Volato 158 LLC
In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4.2 million to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC.
As of December 31, 2023, the Company had a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a loss from its equity-method investment of $3 thousand for the year ended December 31, 2023, which decreased the carrying value of its equity-method investment as of December 31, 2023, to $154 thousand..
As of December 31, 2022, the Company has a remaining 3.125% interest in 158 LLC. Based on its equity investment, the Company recorded a gain from its equity-method investment of $11 thousand for the year ended December 31, 2022, which increased the carrying value of its equity-method investment as of December 31, 2022 to $152 thousand.
Volato 239 LLC
During the year ended December 31, 2022, the Company formed Volato 239 LLC (“239 LLC”) in which third-party investors invested an aggregate amount of $6.37 million for 81.25% interest in 239 LLC.
The Company retained 0.01% and 18.75% interest in 239 LLC as of December 31, 2023, and December 31, 2022, respectively. The Company elected to account for its investment under the equity method as the Company exercised significant influence through a management agreement with an affiliate of the Company.
Based on its equity investment, the Company has recorded a loss from its equity-method investment of $6 thousand for the year ended December 31, 2022.
Based on its equity investment, the Company recorded a gain from its equity-method investment of $20 thousand for the year ended December 31, 2023, which is reported as other income in the Company’s consolidated statement of operations for the year ended December 31, 2023.
During the year ended December 31, 2023, the Company sold to third-party investors an aggregate amount of $1.47 million for the remaining 18.75% interest in 239 LLC, resulting in the recognition of a profit of $443 thousand, which had been deferred at December 31, 2022. This profit is presented in other income in the consolidated statement of operations for the year ended December 31, 2023.

During the year ended December 31, 2023, the Company also purchased membership interest in two LLC’s for an aggregate amount of $2.3 million, which it resold to third party investors for a total consideration of $2.7 million, recognizing a gain of $0.4 million, which is presented in other income in the consolidated statement of operations for the year ended December 31, 2023.

NOTE 12 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY
Revolving loan and promissory note with a related party consisted of the following at December 31, 2023 and December 31, 2022, in thousand:

	December 31, 2023	December 31, 2022
Dennis Liotta, December 2021 – 4% interest – secured revolving loan, due January 2023	$—	$5,150
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	1,000	—
Total notes from related party - current	$1,000	$5,150
Dennis Liotta (father of the Company’s Chief Executive Officer) – December 2021 Secured revolving note:
On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8.0 million that matured on January 1, 2023 (“December 2021 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company is required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500, indebtedness cross default, or bankruptcy proceedings.
In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments.
The Company incurred approximately $370 thousand and $480 thousand of interest and penalties during the years ended December 31, 2023, and 2022, respectively.
During the Company’s first fiscal quarter, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6.0 million.
The balance of the December 2021 note was $0 and $5.15 million as of December 31, 2023, and December 31, 2022, respectively.
Accrued interest, relating to this line of credit, was approximately $0 and $495 thousand as of December 31, 2023, and December 31, 2022, respectively, which are presented in accrued interest in the consolidated balance sheets.

Dennis Liotta (father of the Company’s Chief Executive Officer) – March 2023 promissory note
On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties. Promissory note from related party was $1.0 million and $0 as of December 31, 2023, and December 31, 2022, respectively.
The Company incurred $86 thousand of interest during the year ended December 31, 2023. Accrued interest was $86 thousand as of December 31, 2023, which is presented in accounts payable and accrued liabilities in the consolidated balance sheet as of December 31, 2023.

NOTE 13 – UNSECURED CONVERTIBLE NOTES

Unsecured convertible notes consisted of the following at December 31, 2023 and December 31, 2022, in thousand:

	December 31, 2023	December 31, 2022
2022 unsecured convertible notes, 5% coupon, due December 2023	$—	$18,879
2023 unsecured convertible notes, 4% coupon, due March 2024	—	—
Total unsecured convertible notes, gross	—	18,879
Less unamortized debt discounts	—	(35)

Total unsecured convertible notes, net of discount	$—	$18,844
Less current portion	—	18,844
Total unsecured convertible notes, net of discount non-current	$—	$—

2022 unsecured convertible notes due December 2023 (“2022 notes”)

During the year ended December 31, 2022, the Company entered into a series of convertible notes with various investors in a series of multiple closings (the “2022 unsecured convertible notes”) for an aggregate principal not to exceed $20.0 million. During the year ended December 31, 2022, the Company issued convertible notes in an aggregate principal amount of $18.9 million, of which $18.9 million was funded as of December 31, 2022.

During the year ended December 31, 2023, the Company secured one additional convertible note for principal amount of $250 thousand, of which $250 thousand was funded for an aggregate amount of $19.13 million.

In conjunction with the issuance of the notes, the Company incurred $87 thousand of closing financing costs to this date, which were presented as an offset to the convertible notes in the consolidated balance sheets as of December 31, 2022.

The 2022 unsecured convertible notes included a conversion feature that failed the derivative accounting pursuant to ASC 815 Derivatives and Hedging as the conversion feature failed the net settlement criterion for derivative accounting, as the common shares underlying the conversion feature are not readily convertible to cash. The 2022 convertible notes are contingently convertible into equity securities upon a future contingent event outside of the Company’s control.

On January 1, 2023, the Company elected to adopt ASU 2020-06 Debt- Debt with Conversion and Other Options (Subtopic 470-20), which eliminated, among other things, the beneficial conversion model, and as such the 2022 convertible notes was accounted for as a single liability measured at its amortized costs.

On July 21, 2023, the Company secured qualifying financing for cash, which triggered the automatic conversion of the carrying balance of the 2022 convertible notes into series A-2 of preferred stock in Legacy Volato.

During the year ended December 31, 2023, the Company converted the carrying balance of the 2022 unsecured convertible notes, which includes principal balance of $19.13 million, accrued but unpaid interest in the amount of $813 thousand and $36 thousand of unamortized debt discount, into 3,327,624 shares of Series A-2 preferred stock based on an agreed upon conversion price of $5.9820 in accordance with the original terms of the 2022 unsecured convertible notes agreements. On December 1, 2023, following the closing of the business combination agreement, the Company converted the 3,327,624 shares of Series A-2 preferred stock into 3,377,812 shares of Class A Common Stock of Volato Group, Inc.

During the year ended December 31, 2023, the Company amortized $38 thousand of closing financing costs through interest expense, bringing the unamortized financing costs balance at approximately $36 thousand before conversion.

During the year ended December 31, 2022, the Company amortized $15 thousand of closing financing costs through interest expense, bringing the unamortized financing costs balance at approximately $35 thousand.

During the year ended December 31, 2023 and 2022, the Company recognized $552 thousand and $249 thousand of interest expense, respectively.

2023 unsecured convertible notes

The Company entered into a series of convertible notes (the “2023 unsecured convertible notes”) issued in a series of multiple closings for an aggregate principal not to exceed $25.0 million. During the year ended December 31, 2023, the Company issued a series of notes in an aggregate principal amount of $18.42 million, of which $12.42 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see note 12).

On July 21, 2023, Legacy Volato secured a qualifying financing for cash, which triggered the automatic conversion of the 2023 convertible notes into a newly issued series of preferred stock, namely the Series A-3 preferred stock.

During the years ended December 31, 2023 and 2022, the Company recognized approximately $34 thousand and $0 of interest expense, respectively.

During the year ended December 31, 2023, the Company converted the carrying balance of the 2023 unsecured convertible notes, which includes principal balance of $18.42 million, accrued but unpaid interest in the amount of $34 thousand, into 2,050,628 shares of Series A-3 preferred stock in Legacy Volato, based on an agreed upon conversion price of $9.00 in accordance with the original terms of the 2023 unsecured convertible notes agreements. On December 1, 2023, following the closing of the business combination agreement, the Company converted the 2,050,628 shares of Series A-3 preferred stock into 2,081,556 shares of Class A Common Stock of Volato Group, Inc.

NOTE 14 – CREDIT FACILITY AND OTHER LOANS
Credit facility and other loans consisted of the following at December 31, 2023 and December 31, 2022, in thousand:

	December 31, 2023	December 31, 2022
SAC Leasing G280 LLC credit facility, 12.5% interest, net of deposits	$27,750	$4,500
Less discounts	(376)	(330)
Total credit facility, net of discount	$27,374	4,170
SAC Leasing G280 LLC Line of credit
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which an aggregate amount of $30.0 million was funded and paid as of December 31, 2023, partially through a credit facility from SAC leasing G 280.

During the year ended December 31, 2023, the Company paid an additional $3.0 million towards the purchase agreements and funded an additional $24.0 million through the SAC Leasing G280 credit facility. During the year ended December 31, 2022, the Company funded an aggregate amount of $12 million, of which $4.5 million was funded through a credit facility from SAC leasing and $7.5 million was paid in cash.

During the year ended December 31, 2023, the Company increased its SAC leasing G280 line of credit by $24.0 million offset by a deposit funded in the amount of $750 thousand, which brings the carrying balance at $27.75 million as of December 31, 2023.
The Company incurred $548 thousand and $357 thousand of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of December 31, 2023, and December 31, 2022, respectively.

During the year ended December 31, 2023 and 2022, the Company amortized to interest expense $146 thousand and $27 thousand of debt discount, respectively.
The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

During the year ended December 31, 2023 and 2022, the Company incurred approximately $2.17 million and $65 thousand of interest under this facility, respectively.
The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of additional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of December 31, 2023, the Company had an aggregate amount of $28.5 million in promissory notes, of which 60% was sole to Coastal States Bank pursuant to the first amendment.

NOTE 15 – RELATED PARTIES

Argand Group LLC (jointly owned by the Chief Executive Officer and his wife as Vice President of Legal)

As of December 31, 2023, Argand Group LLC owns an aggregate of 3,414,661 shares of Common stock in Legacy Volato. Following the business combination, these shares were converted into 3,466,154 shares of Class A common stock of Volato Group, Inc. representing approximately 12.4% of the issued and outstanding shares of Class A common stock.

The Company leases two (2) aircraft from Argand up until July 31, 2023. The total lease expense incurred by the Company was $0 and $56 thousand during the year ended December 31, 2023 and 2022, respectively. There is no balance owed to Argand Group LLC as of December 31, 2023.

PDK Management LLC (Chief Executive Officer is the sole member)

The Company facilitates the formation of limited liability plane companies (earlier defined as “PlaneCo”), which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft Company that will enter into the Company’s fractional program. Each PlaneCo is governed by an operating agreement and managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer until June 2023.

The aggregate amount of revenue generated from PlaneCo’s totaled $5.1 million and $2.2 million for the years ended December 31, 2023 and 2022, respectively.

Expenses charged to the Company by PlaneCo’s totaled $3.9 million and $2.0 million for the year ended December 31, 2023 and 2022, respectively.

Balance due to PlaneCo’s amounted to $0.2 million and $0.2 million as of December 31, 2023 and 2022, respectively.

Liotta Family Office, LLC (60% owned by the father of the Company’s Chief Executive Officer, 20% owned by the brother of the Company’s Chief Executive Officer and 20% owned by the Company’s Chief Executive Officer)

During the year ended December 31, 2023, Liotta Family Office, LLC entered into an unsecured promissory note for a total amount of $1.0 million (note 12). The Company incurred approximately $86 thousand of interest during the year ended December 31, 2023. Accrued interest was approximately $86 thousand as of December 31, 2023.

During the year ended December 31, 2023, the Company converted the remaining principal, accrued interest and penalties of its line of credit into a convertible note for a total principal of $6.0 million. During the year ended December 31, 2023, the Company converted the principal of $6.0 million into 668,065 shares of Series A-3 preferred stock in Legacy Volato. Following the business combination, the 668,065 shares of Series A-3 preferred stock were converted into 678,139 shares of Class A common stock of Volato Group, Inc.

During the year ended December 31, 2023, the Company converted $3.0 million principal and $166 thousand of accrued interest owed to Liotta Family Office, LLC, into 529,190 shares of Series A-2 preferred stock in Legacy Volato, which were converted into 537,170 shares of Class A common stock of Volato Group, Inc. following the business combination.

Liotta Family Office, LLC currently owns 1,322,118 shares of Class A common stock, which represents approximately 4.7% of the issued and outstanding Class A common stock as of December 31, 2023.

Aircraft Lease and Charter Services

As part of Volato’s aircraft ownership program, Volato leases a HondaJet HA-420 aircraft from Volato 158, LLC (“158LLC”), the Company’s equity-method investment, which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta (The Company’s Chief Executive Officer’s father) and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, 158 LLC pays Volato a monthly management fee of $38 thousand, and Volato AMS pays 158 LLC an hourly rental rate of $1 thousand per revenue flight hour. The lease expires on August 20, 2026.

Hangar Sublease and Personnel Services

The Company leases hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. The Company’s Chief Executive Officer and his spouse hold a majority interest in Modern Aero. Legacy Volato pays $4 thousand per month in rent under a month-to-month lease arrangement.

Hoop Capital, LLC (Controlled by the Company’s Chief Commercial Officer and a director)

As of December 31, 2023, Hoop Capital LLC owned an aggregate of 3,414,660 shares of Common stock in Legacy Volato, which were converted into 3,466,153 shares of Class A common stock in Volato Group, Inc. following the business combination.

Matthew Liotta 2021 Trust (the “Liotta Trust”)

On December 30, 2022, Legacy Volato issued an unsecured convertible note to Matthew Liotta in the amount of $1 million. During the year ended December 31, 2023, Legacy Volato incurred approximately $29 thousand of interest. Following the qualifying financing, Legacy Volato converted the principal and accrued interest of the note in the aggregate amount of $1 million into 171,748 shares of Series A-2 preferred stock, which were converted into 174,338 shares of Class A common stock of Volato Group, Inc., following the business combination.

NOTE 16 – INCOME TAXES
Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.
Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company operated at a loss and the deferred tax asset is offset by a corresponding valuation allowance.

The net deferred tax assets and liabilities consist of the following amounts at December 31, 2023 and 2022, in thousands:

	2023	2022
Deferred Tax Assets
Allowance for doubtful Accounts	$1	$1
Investment in PlaneCo's LLC	44	168
Loss carryforwards	11,521	2,792
Intangible	626	(347)
Interest expense limitations	659	64
Other	15	1
Total deferred tax assets	12,866	2,679
Deferred Tax Liabilities
Property and equipment depreciation	(74)	(399)
Valuation allowance	(13,096)	(2,585)
Total deferred tax liabilities	(13,170)	(2,984)
Net deferred tax assets (liabilities)	(305)	(305)
The Company has federal operating losses carryforward of approximately $47 million and $11 million available as of December 31, 2023 and 2022, respectively, to reduce future taxable income at the federal level, and it has net operating losses of approximately $38 million and $9 million at the state level, to offset $38 million and $9 million of future state taxable income, respectively.
A reconciliation from the statutory federal income tax rate to the effective income tax rate is as follows:

	2023	2022
Expected federal income taxes at statutory rate	21.00%	21.00%
State and local income taxes	4.54%	4.54%
Permanent differences	(6.79)%	(0.04)%
Change in valuation allowance	(18.18)%	(24.11)%
Other	(0.69)%	(0.83)%
Effective income tax rate	(0.12)%	0.56%

The primary differences between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income (loss) before income taxes relate to state income taxes, and the recognition of a valuation allowance for deferred income tax assets. The net deferred tax liabilities relate to long lived assets with an indefinite life.
NOTE 17 – SHAREHOLDERS’ EQUITY (DEFICIT)

On December 1, 2023, the Company filed its Second Amended and Restated Articles of Incorporation with the State of Delaware. Our Certificate of Incorporation authorizes the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

The Company has authorized stock which have been designated as follows:

	Number of Shares Authorized	Number of Shares Outstanding As of December 31, 2023	Par Value
Class A Common Stock	80,000,000	28,043,449	$0.0001
Preferred Stock	1,000,000	0	$0.0001

Preferred Stock

No shares of preferred stock have been issued as of December 31, 2023 and 2022.

Class A Common Stock

Conversion of preferred stock shares (Series Seed, Series A-1, Series A-2 and Series A-3) into the Company’s Class A Common Stock.

Series Seed Preferred Stock (Legacy Volato)

Legacy Volato issued an aggregate of 3,981,236 series seed shares of preferred stock for total purchase price of $4.585 million, of which $4.585 million was funded up to the business combination. During the year ended December 31, 2023, the Company collected the remaining $15 thousand owed towards the purchase price, which was reported as stock subscription receivable as of December 31, 2022.

Following the effective date of the business combination, Legacy Volato converted the 3,981,236 shares of Series Seed Preferred into 4,041,282 shares of Class A Common Stock of Volato Group, Inc. There was no other activity during the years ended December 31, 2023 and 2022.

Series A-1 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 2,411,087 shares of Series A-1 for a total cash consideration of $24.2 million.

Following the business combination, the Company converted its 2,411,087 shares of Series A-1 preferred stock issued and outstanding into 2,447,453 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508

Series A-2 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 3,327,624 Series A-2 shares of preferred stock from the conversion of the 2022 convertible notes (note 14) in the aggregate principal amount of $19.1 million and $0.8 million of accrued but unpaid interest based on an effective conversion price of $5.9820.

Following the business combination, the Company converted the 3,327,624 shares of Series A-2 preferred stock issued and outstanding into 3,377,812 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Series A-3 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 2,050,628 Series A-3 shares of preferred stock from the conversion of the 2023 convertible notes (note 14) in the aggregate principal amount of $18.4 million and $0.1 million of accrued but unpaid interest based on an effective conversion price of $9.00.

Following the business combination, the Company converted the 2,050,628 shares of Series A-3 preferred stock into 2,081,556 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Conversion of PACI Class B Founder Shares into the Company’s Class A common stock

The shares of Class B common stock automatically converted into Class A common stock at the time of the closing of the business combination. Upon the business combination, the Company converted 6,883,579 shares of Class B common stock into an equivalent number of the Company’s shares of Class A common stock.

Conversion of PACI Class A Public Shares into the Company’s Class A common stock.

The Company converted 1,767,390 shares of non-redeemed PACI public shares into an equivalent number of Shares of Class A Common Stock of the Company following the business combination.

Stock Options - Equity Incentive Plans

Summary of the 2021 Plan (“2021 Plan”)

As of the effective date of the business combination, each then-outstanding unexercised option (whether vested or unvested) to purchase shares of Legacy Volato Common Stock granted under the 2021 Plan was assumed by Volato Group and shall be converted into a stock option (a “Volato Group option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the business combination agreement.

The 2021 Plan became effective on August 13, 2021, and will remain in effect until August 12, 2031, unless terminated earlier by the Board. The 2021 Plan was amended and restated in connection with the assumption by PACI to reflect the effect of the business combination agreement by modifying eligibility (employees and consultants of Volato Group, Inc.), to reflect PACI’s assumption of the 2021 Plan, to clarify that Common Stock will be issued under the 2021 Plan, and to adjust the number of shares issuable under the 2021 Plan by the exchange ratio of 1.01508.

No awards were granted or will be granted under the 2021 Plan after the 2023 Plan Effective Date. Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement.

The 2021 Plan authorizes the issuance of 2,724,347 shares (subject to adjustment for anti-dilution purposes), all of which may be issued under the 2021 Plan pursuant to incentive stock options. As of the date of the business combination agreement on December 1, 2023, 2,369,169 shares were subject to outstanding awards, and no shares remained available for the grant of awards.

The balance and activity of all stock options outstanding under the 2021 Plan as of December 31, 2023, and 2022, is as follows:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2022	613,463	$0.12	9.6
Granted	1,894,155	$0.14	—
Cancelled	0	$—	—
Exercised	0	$—	—
Outstanding at December 31, 2022	2,507,618	$0.14	9.4
Granted	382,726	$8.21	—
Cancelled	(313,783)	$0.22	—
Exercised	(207,392)	$0.12	—
Outstanding as of December 31, 2023	2,369,169	$1.43	8.8
Exercisable as of December 31, 2023	2,232,117	$0.21
The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of December 31, 2023:

	Options Outstanding
Exercise Price	Shares	Life (in years)
$0.12	160,856	7.6
$0.14	1,594,962	8.8
$0.16	235,042	8.5
$7.21	76,453	9.3
$8.40	101,778	9.9
$8.52	200,078	9.9
	2,369,169	8.8
The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the year ended December 31, 2023, was $3.81 per share. The Company’s recognizes forfeitures as they occur. The fair value of stock options on the grant date was determined using the following weighted-average assumptions during the year ended December 31, 2023 and 2022:

	For The Year Ending December 31,
	2023	2022
Expected term	2-6	5.5-6.3
Expected volatility	30%-71%	30%
Expected dividends	None	None
Risk-free interest rate	3.6%-4.6%	1.9%-4.0%
Forfeitures	None	None
As of December 31, 2023, the unrecognized compensation cost related to non-vested awards was $1.4 million.

Summary of the 2023 Plan (“2023 Plan”)

The 2023 plan was approved at the special meeting of the shareholders of the Company on November 28, 2023.

The 2023 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 5,608,690 shares.

Warrants

As of December 31, 2023 and 2022, there were 13,800,000 public warrants (note 4) and 15,226,000 private placement warrants (note 5) issued and outstanding.

Private placement warrants

Simultaneously with the closing of the Initial Public Offering by PACI in 2021, the Company f/k/a Proof Acquisition Corp I consummated the private placement of 15,226,000 private placement warrants at a price of $1.00 per private placement warrant to the sponsor and Blackrock. Each private placement warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. Such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company. The private warrants are all exercisable as of December 31, 2023. There was no activity during the years ended December 31, 2023 and 2022.

Public warrants

Pursuant to the Initial Public Offering by PACI in 2021, the Company sold 27,600,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A majority of the shares were redeemed before the merger transaction, but the warrants remain. As a result there are 13,800,000 warrants outstanding as of December 31, 2023.

The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation. The public warrants are all exercisable as of December 31, 2023. There was no activity during the years ended December 31, 2023 and 2022.

The following table is a summary of the Company’s warrant activity during the years ended December 31, 2023 and 2022:

	Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding as of January 1, 2022	29,026,000	$11.50	5
Granted	—
Cancelled	—
Exercised	—
Outstanding as of December 31, 2022	29,026,000	$11.50	5
Granted	—
Cancelled	—
Exercised	—
Outstanding as of December 31, 2023	29,026,000	$11.50	5
Exercisable as of December 31, 2023	29,026,000

NOTE 18 – COMMITMENT AND CONTINGENCIES
Honda May 2023 Purchase Agreement

On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2023 and the fourth fiscal quarter of 2025. The Company should make a $150 thousand deposit for each aircraft twelve months prior to the expected delivery date. As of December 31, 2023, the Company took delivery and sold one aircraft related to this agreement, which brings the balance of aircraft to be delivered at twenty-two (22) as of December 31, 2023.

As of December 31, 2023, the Company has funded an aggregated amount of $1.3 million towards the purchase agreement, which is presented under Deposits on Aircraft non-current in the consolidated financial statements. Pursuant to the terms of the agreement, the Company is required to fund an additional $1.5 million in deposits in the next twelve months.
Gulfstream Aerospace, LP
During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79 million and with expected deliveries in 2024 through 2025, for which the Company made prepayments totaling $39 million and $12.0 million as of December 31, 2023, and December 31, 2022, respectively. The $39.0 million is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3.0 million per aircraft should the purchase agreement be terminated by the Company.
During the year ended December 31, 2023, the Company made additional payments of $27.0 million towards these agreements, of which $24.0 million was funded through the SAC Leasing G280 LLC credit facility (Note 14) and $3.0 million was paid by the Company.
Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at December 31, 2023, are as follows, in thousands:

For the twelve months ended December 31,	Gulfstream G280 Fleet
2024	$24,500
2025	15,500
Total expected contractual payments	$40,000
The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $12.0 million as of December 31, 2023.
Operating Leases
The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.
Aircraft Leases, included in discontinued operations
During 2022, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

The remaining term of this lease was 3.33 years and 4.33 years as of December 31, 2023, and 2022, respectively. Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $469 thousand and $168 thousand for the years ended December 31, 2023 and 2022, respectively.
Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.
Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.
Variable lease costs associated with the aircraft operating leases were $12.9 million and $8.2 million for the years ended December 31, 2023, and 2022, respectively. Short-term lease costs on the aircraft leases were $617 thousand and $597 thousand for the years ended December 31, 2023, and 2022, respectively.
Airport Facilities
Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $71 thousand and $52 thousand for the years ended December 31, 2023, and 2022, respectively and are included in both continuing and discontinued operations.
Future estimated minimum lease payments by year and in aggregate, under the Company’s fixed payment operating lease consisted of the following at December 31, 2023, in thousand:

For the years ended December 31,	Operating Leases
2024	$464
2025	471
2026	479
2027	161
TOTAL	1,575
Less amount representing interest	(284)
Present value of net minimum payments (inc. $326 classified as current operating lease liability)	$1,291
Sale-Leaseback Transactions
The Company entered into $15.7 million and $42.0 million of sales-leaseback transactions related to aircraft during the years ended December 31, 2023, and 2022, respectively. The Company recorded gains of $3.4 million and $7.9 million associated with these transactions, for the years ended December 31, 2023, and 2022, respectively. Gains are recorded in gross profit in the consolidated statements of operations. The leases of the aircraft assets are operating leases which incur variable lease costs based upon usage as described above. These lease costs are expensed as occurred.
Legal Contingencies
The Company is currently not involved with or know of any pending or threatening litigation and material claims against the Company or any of its officers.

NOTE 19 – SUBSEQUENT EVENTS
Management has evaluated events that have occurred subsequent to the date of these consolidated financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through March 25, 2024, the date the consolidated audited financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”

Subsequent to December 31, 2023, the Company issued 1,208,543 shares of Class A common stock and 100,000 warrants in full settlement of the merger transaction costs in the amount of $4.25 million which was payable to three (3) financial institutions. Such liability was accrued for and reported under merger transaction costs payable in shares in the consolidated balance sheet as of December 31, 2023.

NOTE 20 – DISCONTINUED OPERATIONS

In September 2024, we announced an agreement with flyExclusive, Inc. (“flyExclusive”), a leading provider of private jet charter services, to transition the management of our aircraft ownership program fleet operations to flyExclusive. This move is expected to bring substantial cost savings and provide Volato with the opportunity to focus on what it believes to be its high-growth areas, including aircraft sales and proprietary software. We will continue to take delivery of new aircraft, and these aircraft may become part of flyExclusive's managed fleet.

The Company’s consolidated financial statements herein are retrospectively revised and recast to present the presentation of the management of our aircraft ownership program fleet operations as discontinued operations for all periods presented. These consolidated financial statements were restated solely for the purpose of segregating discontinued operations and do not reflect any adjustment for any other subsequent event.

Major classes of line items constituting loss from discontinued operations is as follows:

	Year Ended December 31,
	2023	2022
Revenue - Aircraft usage	$37,765	$14,418
Costs of Revenue - Aircraft usage	51,245	21,953
Selling, general and administrative	19,592	5,517
Gain (loss) from sale of equity method investment	886	—
Other Income from discontinued operations	—	—
Loss from discontinued operations	$(32,186)	$(13,052)

Carrying amounts of major classes of assets included as part of discontinued operations is a follows:

	December 31, 2023	December 31, 2022
Accounts receivable	$2,548	$1,142
Prepaid and other assets	2,024	1,971
Operating lease, right-of-use assets	1,278	1,574
Equity-method investment	154	1,159
Deposits	441	125
Total assets associated with discontinued operations	$6,445	$5,971

Carry amounts of major classes of liabilities included as part of discontinued operations is as follows:

	December 31, 2023	December 31, 2022
Accounts payable and accrued liabilities	$4,333	$1,633
Operating lease liability	1,291	1,574
Credit facility and other loans	509	—
Customer deposits and deferred revenue	10,026	1,064
Total liabilities associated with discontinued operations	$16,159	$4,271